EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Interlink Electronics, Inc. on Form S-3 of our report dated March 2, 2017, with respect to our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of Interlink Electronics, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
November 13, 2017